Exhibit 99.1

Filed by The Peoples Holding Company
Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Heritage Financial Holding Corporation
Exchange Act File Number: 000-31823

This filing relates to the proposed transactions between The Peoples Holding Company (the Company) and Heritage Financial Holding Corporation (Heritage) pursuant to the terms of an Agreement and Plan of Merger, dated July 15, 2004 (the Merger Agreement), by and among the Company and Heritage. The Merger Agreement was filed with the U. S. Securities and Exchange Commission (the SEC) as an exhibit to the Current Report on Form 8-K filed by the Company on July 21, 2004.

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES
THIRD QUARTER EARNINGS

TUPELO, MISSISSIPPI (October 19, 2004) – The Peoples Holding Company (AMEX:PHC) today announced results for the third quarter of 2004. The acquisition of Renasant Bancshares, Inc. of Germantown, Tennessee was completed on July 1, 2004 using the purchase accounting method under generally accepted accounting principles. Under this method of accounting, the financial statements of the Company were not restated prior to July 1, 2004. As such, period-end balances incorporate the impact of the Company’s acquisition of Renasant Bank, including goodwill of $39.7 million and a core deposit intangible of $5.02 million, while average balances and income-related items were impacted for the entire third quarter of 2004. The Company issued 802,094 shares of Peoples Holding Company common stock in association with the acquisition. The acquisition had a $.02 per share dilutive impact on earnings for the third quarter of 2004.

Net income for the third quarter of 2004 increased 3.90% to $4,691,000 from $4,515,000 for the third quarter of 2003. Third quarter net income includes $415,000 after tax earnings of Renasant Bank and $181,000 in net merger-related expenses which includes amortization of fair value adjustments and amortization of core deposit intangibles. Diluted earnings per share were $.52 for the third quarter of 2004 compared to $.55 for the third quarter of 2003. Peoples President & CEO, E. Robinson McGraw said, “The decline in earnings per share was due to a combination of factors including the decline in mortgage refinancing activity, the earnings impact of the Renasant acquisition including net merger-related expenses and an increase in operating expenses inclusive of additional impairment of other real estate and loss on the disposition of obsolete assets. However, we anticipate improvement in earnings during the fourth quarter through continuing efforts to grow loans and noninterest income. As mentioned in previous quarters, we are generating increasing levels of noninterest income through our Trust Department, our Financial Services locations in DeSoto and Lee counties and through our high performance checking program for both personal and business clients. We believe that we are well-positioned to continue this progress and take advantage of our expansion into Tennessee and Alabama.”

The annualized return on average assets was 1.12% for the third quarter of 2004 compared to 1.31% for the third quarter of 2003. The annualized return on average equity decreased to 10.49% for the third quarter of 2004 compared to 13.31% for the same period last year partly due to increased equity of $30.39 million issued with the Renasant acquisition. The annualized return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses, increased to 14.68% for the third quarter of 2004 compared to 12.39% for the same period of 2003.

Net interest margin improved to 4.16% for the third quarter of 2004 from 4.10% for the second quarter of 2004 due to a shift in asset mix from investments to loans and repricing of variable rate loans. Net interest income grew 25.58% to $15,003,000 for the third quarter of 2004 compared to $11,947,000 the same period in 2003.

“The economic improvement in our operating region, along with strategic hires in our strongest markets, fueled loan growth through the third quarter of the year,” said President & CEO, E. Robinson McGraw. “This loan growth, which excludes mortgage loans held for sale, coupled with an increase in interest rates, has in turn led to four consecutive quarterly increases in net interest income and an improvement in our net interest margin. Given our recent entry into new opportunity markets, we believe that this level of loan growth is sustainable.”

FINANCIAL DETAILS

The allowance for loan losses as a percentage of loans was 1.45% at the end of the third quarter 2004 compared to 1.57% at the end of the same period in 2003. Net charge-offs were $325,000, or .12% annualized as a percentage of average loans for the third quarter of 2004 compared to $498,000, or .23% for the third quarter of 2003. Non-performing loans as a percentage of total loans decreased to .68% at September 30, 2004, from .89% at September 30, 2003. The non-performing loan coverage ratio was 212.36% at September 30, 2004 compared to 175.88% at September 30, 2003. According to McGraw, “Our relatively low level of net charge-offs is consistent with our strategic goal. As mentioned in prior quarterly releases, over one half of our non-performing loan ratio is related to one credit, and we continue working to resolve this credit.”

Non-interest income increased 1.95% to $8,378,000 for the third quarter of 2004 from $8,218,000 for the third quarter of 2003 despite the loss of approximately $610,000 of mortgage related revenue from third quarter 2003 due to the slowdown in mortgage refinancing activity. “We continue to generate strong, diversified noninterest income which represents approximately 35.83% of our net operating revenue, reflecting our commitment to this increasingly important initiative,” stated McGraw.

Non-interest expense was $16,210,000 for the third quarter of 2004, which includes $1,759,000 of expenses from Renasant, compared to $13,333,000 for the third quarter of 2003. The balance of this increase was due to salary and benefit expenses related to the strategic hiring of commercial lending and wealth management personnel, data processing expenses incurred due to the implementation of network enhancements, continued marketing expenses related to a successful checking account program introduced in the second quarter of 2003, the costs related to opening new banking facilities and the previously mentioned impairment of other real estate and loss on the disposition of obsolete assets. During the first half of 2004, three new banking and financial services offices were opened. These include the new full-service bank in Horn Lake, the Financial Services office in Southaven’s Deerchase office park and the Private Client Financial Services Center in the new Fairpark district of downtown Tupelo. The Horn Lake and Deerchase offices will boost the Company’s presence in the dynamic DeSoto County market. The Private Client Financial Services Center serves affluent clients in the Tupelo and Lee County area with a full range of products and services including financial planning. “These new facilities in our opportunity markets represent strong investments in The Peoples Holding Company’s future growth,” said McGraw.

Reflecting the acquisition of Renasant, assets as of September 30, 2004 were up 23.91% from September 30, 2003 to $1.706 billion and deposits were up 17.48% to $1.337 billion over the same period. Loans grew 33.73% to $1.128 billion at the end of the third quarter 2004 from $844 million at September 30, 2003, including $180 million from Renasant Bank. Excluding Renasant, loans grew at an annualized rate of 12.39% from the end of the third quarter of 2003.

“We have achieved the fourth consecutive quarter of growth in net interest income, and our comprehensive investment, insurance and traditional banking services that we provide to our clients have resulted in significant growth in non-interest income during the previous 15 quarters. In addition to the new offices and strategic hires mentioned earlier, we consummated our merger with Renasant Bancshares of Germantown, Tennessee on July 1, 2004. This partnership now gives us a presence in the affluent and fast-growing east Memphis markets of Germantown and Cordova. We will soon establish a second location in east Memphis along highly traveled Poplar Boulevard inside the I-240 loop. We also plan to establish a location in the dynamic city of Collierville which adjoins our established Germantown and Cordova markets. We plan to have the integration of Renasant substantially complete by year-end 2004,” McGraw continued.

On September 3, 2004, the company announced plans to construct a full-service bank at the corner of West Jackson Street and Home Depot Drive in Oxford, Mississippi. It is anticipated that the facility will open in the third quarter of 2005. During the third week of October the Company also opened a branch, offering loan and other financial services products, in downtown Oxford near the Square. Additionally, the Company announced that it intends to locate a full service ATM on the campuses of The University of Mississippi in Oxford and Mississippi State University in Starkville during November, 2004. The establishment of each of these banking facilities is subject to regulatory approval.

On July 15, 2004, Peoples signed a definitive agreement to acquire Heritage Financial Holding Corporation, the parent of Alabama-based Heritage Bank. Heritage has 8 banking locations in Decatur, Huntsville and Birmingham. At June 30, 2004, Heritage had total assets of $546 million, total deposits of $399 million and total stockholders’ equity of $31 million. McGraw said of the transaction, “The proposed acquisition of Heritage will allow Peoples’ to gain a presence in some of Alabama’s most attractive markets and to serve a broader customer base while enhancing shareholder value and future earnings potential. Heritage provides us with a natural extension of our current footprint and we are excited about the partnership as we share similar operating philosophies, cultures and values.” The acquisition is expected to close in the first quarter of 2005 and is subject to regulatory and Heritage shareholder approval and other conditions set forth in the merger agreement.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Wednesday, October 20, 2004, through the Investor Relations page of the Company’s website: www.phcfc.com, and through Thompson/CCBN’s individual investor center at www.fulldisclosure.com, or any of Thompson/CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 888-286-8010 in the United States and entering the participant passcode 37411193. The financial and other statistical information presented in the conference call will be provided through the investor relations page on the Company’s website: www.phcfc.com.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee. PHC has assets in excess of $1.7 billion and operates 50 community bank, insurance and financial services offices in 30 cities in Mississippi and Tennessee.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The Company has filed with the SEC a prospectus and other relevant materials in connection with the proposed merger of Heritage. The prospectus will be mailed by Heritage to its stockholders along with related proxy materials for voting to approve the merger. Heritage stockholders are urged to read the prospectus and the other relevant materials when they become available because they will contain important information about the Company, Heritage and the merger. The prospectus and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company by directing a request to: The Peoples Holding Company, Attn: Investor Relations, 209 Troy Street, Tupelo, MS 38804. Stockholders are urged to read the prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended September 30,
	2004	2003
Earnings Summary
Net interest income	$15,003	$11,947
Provision for loan losses	636	799

Net interest income after provision for loan losses	14,367	11,148
Noninterest income	8,378	8,218
Noninterest expenses	16,210	13,333

Income before provision for income taxes	6,535	6,033
Provision for income taxes	1,844	1,518

Net income	$4,691	$4,515

Basic earnings per share	$0.52	$0.55

Diluted earnings per share	$0.52	$0.55

Weighted average shares outstanding - Basic	8,977,549	8,240,519

Weighted average shares outstanding - Diluted	9,014,779	8,259,149

Selected Ratios
Net interest rate spread	3.92%	3.79%
Net interest margin	4.16%	4.08%
Noninterest income ratio (excluding security gains and losses)	1.98%	2.38%
Noninterest expense ratio	3.86%	3.87%
Net overhead ratio	1.88%	1.49%
Efficiency ratio	67.41%	63.39%
Return on average assets	1.12%	1.31%
Return on average equity	10.49%	13.31%
Return on average tangible equity	14.68%	13.93%

	Sept. 30,	Dec. 31,
	2004	2003

Balance Sheet Summary (Period End):
Total assets	$1,706,462	$1,415,214
Loans, gross	1,128,047	862,652
Deposits	1,337,301	1,133,931
Shareholders' equity	176,713	137,625
Book value per common share	19.60	16.79

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.phcfc.com/) under the Financial Releases section of Investor Relations.